Exhibit 99.1

Behringer Harvard Multifamily REIT I, Inc. Announces
New Co-Investment Partnership With Institutional Investors

DALLAS, December 8, 2011 — Behringer Harvard Multifamily REIT I, Inc. (REIT) announced today that it has entered into a new co-investment partnership with one of the world’s largest pension funds advised by Heitman LLC (Heitman), a multinational real estate investment management firm with more than $23 billion in assets under management.

As a result of this partnership, the Heitman-managed entity has acquired minority interests in 15 multifamily communities located in eight states comprising 4,100 apartment units, which is slightly more than one-third of the REIT’s portfolio in terms of apartment units. The 15 multifamily communities involved in the partnership transactions are valued at more than $1 billion. The REIT, which has retained a majority ownership interest in all of these communities, will continue to serve as the day-to-day managing member for each community.

“We are very pleased to partner with Heitman on behalf of its client,” said Mr. Robert S. Aisner, Chief Executive Officer and President of Behringer Harvard. “This opportunity to co-invest with institutional investors of the highest caliber was especially compelling for us, and we warmly welcome their participation in our multifamily investment platform.”

“This additional infusion of institutional co-investment capital provides further market validation of the institutional quality of the asset portfolio our REIT has assembled thus far, as well as its perceived value,” said Mr. Mark T. Alfieri, Chief Operating Officer of the REIT. “As our REIT continues to expand its asset portfolio, we will constantly evaluate both strategic acquisition opportunities and disposition opportunities, as appropriate, that could provide attractive upside potential for our shareholders.”

Mr. Lewis Ingall, Senior Managing Director of Heitman, said, “We decided to work with Behringer Harvard based on the high quality of the assets in their REIT’s portfolio, Behringer Harvard’s successful track record with similar institutional co-investment partnerships, and their ability to create flexible REIT structures appropriate for international institutional investors. We look forward to a mutually beneficial partnership in multifamily investing.”

The partnership with Heitman represents the REIT’s second co-investment partnership with an international institutional investor. In 2007, the REIT entered into a co-investment partnership with PGGM Private Real Estate Fund (PGGM), an investment vehicle for Dutch pension funds. PGGM initially committed $100 million for co-investments with the REIT, and then subsequently increased their commitment to $300 million.

To complete the Heitman transaction, interests in 12 multifamily communities were sold by PGGM. A co-investment presence in the REIT’s portfolio has been retained by PGGM through ownership interests in 15 other multifamily communities.

In addition to the interests sold by PGGM, the REIT sold to the Heitman-managed entity minority interests in six multifamily communities. In three instances, both the REIT and PGGM sold interests they held in the same multifamily communities to the Heitman-managed entity.

As a result of these transactions, the REIT’s portfolio consists of ownership interests in 42 multifamily communities in 13 states, comprising 11,112 apartment homes. Twelve of these

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portfolio assets are wholly owned by the REIT, 15 are owned in joint ventures the REIT formed with Heitman, and 15 are owned by joint ventures the REIT formed with PGGM.

About Behringer Harvard

Behringer Harvard creates and manages global institutional-quality alternative investment programs for individual and institutional investors. Programs sponsored and managed by the Behringer Harvard group of companies have attracted equity of more than $5 billion and made investments into more than $11 billion in assets. For more information, contact our U.S. headquarters toll-free at 866.655.3600 or our European headquarters at 011 49 40 34 9999 90, or visit us online at behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Multifamily REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors section of Behringer Harvard Multifamily REIT I, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Barbara Marler Behringer Harvard bmarler@behringerharvard.com 469.341.2312	Jodi Phillip Richards Partners for Behringer Harvard jodi_phillip@richards.com 214.891.5883

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